UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

DASEKE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DASEKE, INC.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001

SUPPLEMENT TO

PROXY STATEMENT

FOR

2023 ANNUAL MEETING OF SHAREHOLDERS
To be held on June 8, 2023 at 11:00 a.m., Central Time

This supplement (this “Supplement”) supplements the proxy statement filed by Daseke, Inc. (the “Company,” “Daseke,” “we,” “our” or “us”) with the Securities and Exchange Commission (the “SEC”) on April 27, 2023 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Company’s 2023 annual meeting of shareholders, scheduled to be held on June 8, 2023, at 11:00 a.m. Central Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about May 26, 2023.

This Supplement modifies the Proxy Statement and should be read in conjunction with it. This Supplement is not complete without the Proxy Statement, including any other amendments or supplements thereto. Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement.

At the Annual Meeting, shareholders are being asked, among other things, to vote on a proposal to approve an amendment and restatement (the “Restatement”) to the Daseke, Inc. 2017 Omnibus Incentive Plan (as amended and restated from time to time, the “Incentive Plan”) to (i) increase the number of shares of Common Stock that may be granted as awards under the Incentive Plan by 3,000,000, in order to enable us to continue to offer eligible employees, non-employee directors and consultants stock-based incentive awards under the Incentive Plan, which we believe will enable us to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our shareholders; (ii) extend the scheduled expiration date of the Incentive Plan from June 18, 2031 to June 8, 2033; (iii) provide that the one-year minimum vesting requirement set forth in the Incentive Plan applies to all awards, including awards granted under the Incentive Plan to non-employee directors, subject to an exception for 5% of the Incentive Plan share reserve and the Compensation Committee’s ability to allow for accelerated vesting for any reason; and (iv) provide that any shares of Common Stock that are delivered, withheld or surrendered to satisfy any tax withholding obligations relating to an award granted under the Incentive Plan (other than a stock option or stock appreciation right) will again be available for issuance under the Incentive Plan.

As described in the Proxy Statement, the Incentive Plan does not provide for automatic vesting of awards upon a “change in control” (as defined in the Incentive Plan). Under the Incentive Plan, vesting of an award generally occurs only if a change in control is combined with another event—either (i) the award is not continued or replaced or (ii) the award is continued and replaced, and an involuntary termination occurs within two years after the change in control. This is sometimes referred to as “double-trigger” vesting.

However, in response to discussions with Institutional Shareholder Services, to further clarify that the Incentive Plan does not provide for automatic vesting of awards solely upon a change of control, the Company has determined to add the following sentence to the beginning of Section 13(a) of the Incentive Plan: “No Awards shall vest solely as a result of the occurrence of a Change in Control.”

Other than the addition of the sentence described above, all other terms of the Restatement remain as described in the Proxy Statement.

The Company intends to present the Restatement, as described in the Proxy Statement, as amended by this Supplement, to shareholders for their approval at the Annual Meeting, and all references to the Restatement contained in the Proxy Statement and proxy card pertaining to the Annual Meeting shall be deemed to refer to the Restatement, as amended by this Supplement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described in the Proxy Statement. Please see “Questions and Answers About the Annual Meeting and Proxy Materials—Can I change my vote after I have voted?” on page 5 of the Proxy Statement.

If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.